Expires Dec 3, 2006

THIS OPTION, INCLUDING THE COMMON ISSUABLE ON EXERCISE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 IS AVAILABLE.

SYNTHETIC BLOOD INTERNATIONAL, INC.

STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT is made by and between Synthetic Blood International, Inc, a corporation formed under the laws of the State of New Jersey (the “Company”), and ______________________, an offshore investor (the “Optionee”).

WITNESSETH:

        WHEREAS, the Optionee has provided funding to the Company, and

        WHEREAS, in consideration of said funding, the Company has agreed to provide an option for the $0.01 par value common stock of the Company.

        NOW THEREFORE, in consideration of the premises contained herein and in the Contract, it is agreed as follows:

        (1)        Grant of Option. Subject to the terms and conditions contained herein, the Company hereby grants the Optionee the right, privilege and option (the “Option”) to purchase ___________________ (___________) shares of the $0.01 par value common stock of the Company at a price of forty ($0.40) per share.

        (2)        Term of Option. The Option shall be exercisable at any time on or before December 3, 2006, subject to the terms and provisions hereof.

        (3)        Method of Exercise. The Option shall be exercised by the transmittal of written notice thereof to the Company at its principal place of business. The notice shall include the Optionee’s designation of the number of shares to be purchased and Optionee’s check in payment of the purchase price. Upon receipt of such notice and negotiation of said check, the Company shall deliver to the Optionee a certificate representing the shares purchased, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, the date of delivery of the shares shall be extended for the necessary period.

        (4)        Right Prior to Exercise of Option. The Optionee shall have no rights as a stockholder with respect to the shares of stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

        (5)        Regulation S. By acceptance of this Option, Optionee agrees and acknowledges that the offer and sale of the Option and shares are not being registered under the Securities Act of 1933. The Company is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S as an exemption from registration for this transaction between the Company and the Optionee. Optionee agrees that the Option and shares can not be sold except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to the Option or shares unless in compliance with the Securities Act of 1933. Optionee agrees that the Option and shares are “restricted securities” as defined in SEC Rule 144(a)(3). The Company is bound by this Agreement to refuse to register any transfer of the Option or shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration.

        (6)        Applicable Laws. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of California.

        (7)        Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

        (8)        Waiver. The waiver by the Company of a breach of any provision of this Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

        (9)        Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

        THIS STOCK OPTION AGREEMENT is hereby confirmed and executed as of this 23rd day of February 2005.

SYNTHETIC BLOOD INTERNATIONAL, INC.

By:___________________________________
        Robert Nicora, President